Exhibit 10.7

                                LETTER OF INTENT


Date:             December 16, 2004

Parties: City of Shenandoah, IA ("City") and Green Plains Renewable Energy, Inc. of Las Vegas, Nevada ("Owner")

Owner is an entity organized to facilitate the development, operation and management of a locally-owned 50 MGY gas-fired fuel ethanol plant in the vicinity of Shenandoah, Iowa (the "Facility" or "Project").

The City is a local government entity capable of providing potable water and effluent (gray) water, to be utilized in the production of Ethanol, and in the operation of facilities for such ethanol production.

Owner and City agree to use their best efforts in jointly developing this Project under the following terms:

1. GRAY WATER

         A. Owner agrees that City will provide the Facility with effluent
         (gray) water to be used for cooling during the production of ethanol if determined by City to be feasible and in return for adequate compensation, which shall be the City's cost of electricity to pump the effluent from the City waste water treatment plant to the Facility. Should Owner choose to develop or pursue an alternative cooling water supply, then Owner shall reimburse City for all expenses incurred in connection with the Project based upon City's standard rate schedule plus all third party costs incurred from date of this Letter of Intent. Such expenses include but are not limited to, labor rates, laboratory testing, and reimbursement expenses such as legal charges for document review and preparation, reproduction costs, long distance phone calls and postage. In the event City's services are terminated by Owner, title to the technical data, which may include preliminary engineering drawings and layouts and proprietary process related information, shall remain with City; however, Owner shall have the limited license to use the above described technical data, excluding proprietary process related information for construction, operation, repair and maintenance of Project.

         B. Owner agrees to provide the Facility with effluent (gray) water to be used in the cooling phase of ethanol production in exchange for compensation equal to the City's electrical cost of transporting the effluent water from the point of production to the Facility. This cost shall remain firm by the City to the Owner until December 31, 2005 and may be subject to revision by City after such date, and shall not increase for as long as this plant shall remain in operation. If the electric costs to pump the water to the plant should increase after December 31, 2005, Owner's expense shall not increase by a sum greater than the City's increased costs.

2. POTABLE WATER

         Owner agrees that City will provide the Facility with potable water to be used for the production of ethanol if determined by City to be feasible and in return for adequate compensation, which shall be $1.50 per 100 cubic feet of water. This charge results in an approximate savings to Owner of $1.00 per 100 cubic feet.

3. It is the intent of Owner and City that the total cost of all water supplied by City to the Facility, potable water and effluent (gray) water, shall not exceed $.631 cents per thousand gallons. This Letter of Intent is based on the representations of Owner that the ratios of effluent (gray) water used to potable water used shall be as follows:

         Effluent (Gray) Water Used:         not less  than  2/3 of total  water
                                             used by the Facility

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         Potable Water Used:                 not  more  than  1/3 of  the  total
                                             water used by the Facility

It is the intent of the parties that these rates shall be in effect for a period of ten years from the date of this Letter of Intent, except as provided in paragraph 1.B. At least six months prior to the expiration of such ten year term, the parties shall negotiate, in good faith, any adjustments in the rates for each type of water delivered by City to Facility, and the term for such new rates. Any adjustments shall fairly represent the costs to the City to treat and provide such water to Facility.

4. The parties acknowledge that the terms of this Letter of Intent are subject to approval by the City Council of the City of Shenandoah, Iowa, at a City Council meeting.

5. If City intentionally or by gross negligence fails or refuses to comply with its commitments contained in this Letter of Intent, City shall absorb all of its own expenses, and Owner shall have the right to terminate the Letter of Intent immediately upon written notice to City, and Owner shall be released from its obligations to pay or reimburse City as described above.

6. The Parties agree that this Letter of Intent may be modified only by written agreement by the Parties.

Green Plains Renewable Energy, Inc.              City of Shenandoah, Iowa

By:  /s/ Barry Ellsworth                         By: /s/ Gregg Connell
     ------------------------------                  ---------------------------
       Barry Ellsworth                                 Gregg Connell

Title: President                                 Title: Mayor

Date December 16, 2004                           Date: December 16, 2004

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